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[PRICE WATERHOUSE]                                                        [LOGO]


                       REPORT OF INDEPENDENT ACCOUNTANTS

                       ON FINANCIAL STATEMENTS SCHEDULES


To the Board of Directors of
Puerto Rican Cement Company, Inc.


Our audits of the consolidated financial statements referred to in our report dated February 16, 1996 appearing on page 17 of the 1995 Annual Report to Shareholders of Puerto Rican Cement Company, Inc. (which report and consolidated financial statements are incorporated by reference in this Annual Report on Form 10-K) also included an audit of the Financial Statement Schedules listed in Item 14(a) of this Form 10-K. In our opinion these Financial Statements Schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PRICE WATERHOUSE

/s/ Price Waterhouse

San Juan, Puerto Rico

February 16, 1996





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